Exhibit 99.1

Vonage Holdings Corp. Receives Continued Listing Standards Notice from the NYSE

HOLMDEL, N.J., February 10, 2009 — Vonage Holdings Corp. (NYSE: VG) (the “Company”) announced today that on February 9, 2009 the Company received notification from the New York Stock Exchange (the “NYSE”) that the Company had fallen below the continued listing standard that requires a minimum average global market capitalization of not less than $100 million over a consecutive 30 trading-day period.

The Company intends to notify the NYSE that it will submit a plan within 45 days from the receipt of the NYSE notice that demonstrates its ability to regain compliance within 18 months. Upon receipt of the Company’s plan, the NYSE has 45 calendar days to review and determine whether the Company has made a reasonable demonstration of its ability to come into conformity with the relevant standards within the 18-month period. The NYSE will either accept the plan, at which time the Company will be subject to ongoing monitoring for compliance with this plan, or the NYSE will not accept the plan and the Company will be subject to suspension and delisting proceedings.

During this cure period, the Company’s shares will continue to be listed and traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing standards.

The Company’s business operations, credit agreement and Securities and Exchange Commission reporting requirements are unaffected by this notice.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with more than 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. Vonage’s service is sold on the web and through national retailers including Best Buy, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena	Meghan Shaw
732.203.7372	732.528.2677
leslie.arena@vonage.com	meghan.shaw@vonage.com

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